Exhibit 99.(a)(1)(E)

Offer to Exchange and Consent Solicitation

EPIX Pharmaceuticals, Inc.

Offer to Exchange Shares of Common Stock

Plus a Cash Payment Plus Contingent Value Rights

for

Each $1,000 Principal Amount of Outstanding
3.00% Convertible Senior Notes due 2024 (the “Notes”)
CUSIP Nos. 26881QAB7 and 26881QAA9

and

Consent Solicitation
for
Amendments to the Related Indenture

THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MAY 4, 2009 (THE “EXPIRATION DATE”) UNLESS EXTENDED BY EPIX PHARMACEUTICALS, INC. WITH THE CONSENT OF HOLDERS OF AT LEAST 75% IN OUTSTANDING PRINCIPAL AMOUNT OF THE NOTES.

HOLDERS OF NOTES ARE URGED TO READ THE OFFER TO EXCHANGE AND CONSENT SOLICITATION.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is an Offer to Exchange and Consent Solicitation, dated April 7, 2009 (as the same may be amended and supplemented from time to time, the “Offer to Exchange and Consent Solicitation”) of EPIX Pharmaceuticals, Inc, (the “Company”), and a Letter of Transmittal and Consent (as the same may be amended and supplemented from time to time, the “Letter of Transmittal and Consent” and, together with the Offer to Exchange and Consent Solicitation, the “Offer Documents”) relating to the Company’s Offer to Exchange (i) 339 shares of common stock, par value $0.01 per share, plus (ii) a cash payment of $180.00, plus (iii) one (1) contingent value right (the common stock plus the cash payment plus the contingent value right, the “Exchange Consideration”) for each $1,000 principal amount of the Company’s outstanding 3.00% Convertible Senior Notes Due 2024 (the “Notes”) that you validly tender before the Expiration Date and the Consent Solicitation to adopt proposed amendments to the Indenture between us and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”), dated as of June 7, 2004, as amended by the First Supplemental Indenture, dated as of January 7, 2005 (as amended, the “Indenture”), to remove certain restrictive covenants in the Indenture, each as set forth in the Offer Documents. The proposed amendments to the Indenture, together with the agreements giving effect to such amendments, are referred to herein as the “Proposed Amendments”. The Company is not offering to pay any separate or additional payment for the consents to the Proposed Amendments. The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Notes so tendered and accepted. The Exchange Offer and Consent Solicitation are being extended to all holders of Notes.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Exchange and Consent Solicitation.

Notwithstanding any other provision of the Exchange Offer and Consent Solicitation, the Company’s obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Exchange Offer and Consent Solicitation is conditioned upon the purchase not being in violation of applicable law.

For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, the Company is enclosing the following documents:

1. The Offer to Exchange and Consent Solicitation dated April 7, 2009.

2. A Letter of Transmittal and Consent and Notice of Guaranteed Delivery for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding.

3. A printed form of letter, including the Letter of Instructions, which may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer. This form will enable your clients to tender Notes that they beneficially own.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

Your clients will need to instruct you as to whether they want to tender their Notes in the Exchange Offer and consent to the Proposed Amendments.

We urge you to contact your clients as promptly as possible in order to obtain their instructions.

Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

EPIX Pharmaceuticals, Inc.
(781) 761-7600

Nothing contained herein or in the enclosed documents shall constitute you the agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Exchange Offer and Consent Solicitation other than the documents enclosed herewith and the statements contained herein and therein.

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